                      Consent of Independent Auditors



We consent to the reference to our firm under the captions "Condensed Financial Information" in the Prospectus and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, No. 2-18269) and related Prospectus of Mairs and Power Balanced Fund, Inc., of those references and of our report dated January 22, 1999, with respect to the financial statements and financial highlights of Mairs and Power Balanced Fund, Inc. included in its Annual Report for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                       /s/Ernst & Young LLP

February 26, 1999